EXHIBIT 99.1

    Earnings up 13.7% at Annapolis Bancorp as Strong Asset Growth
                               Continues

    ANNAPOLIS, Md.--(BUSINESS WIRE)--July 28, 2004--Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, today announced net income of $457,000 ($0.15 per basic and diluted share) for the quarter and $870,000 ($0.29 per basic and $0.28 per diluted share) for the six months ended June 30, 2004.
    Second quarter net income improved by 13.7% over the same period last year when the Company reported earnings of $402,000 ($0.13 per basic and diluted share). Strong growth in loans and investments produced a 13.6% jump in net interest income after provision, and continuing increases in deposit-based transaction fee income helped to offset a decline in mortgage banking fees.
    "Recognizing that the mortgage refinancing boom would not last forever, management began in early 2003 to identify and develop other sources of fee income," said Chairman and CEO Richard M. Lerner. "As a result, we were able to maintain a steady level of noninterest income in the 2nd quarter even though the demand for refinancing subsided."
    Total assets expanded to $267.3 million at June 30, 2004 from $231.3 million at December 31, 2003. The $36.0 million or 15.6% increase in total assets was funded by an influx of $29.7 million in new deposits and $5.0 million in borrowings from the Federal Home Loan Bank of Atlanta. The bulk of the deposit growth came in demand deposits (up $13.5 million or 40.4%), NOW accounts (up $6.6 million or 21.4%), money market accounts (up $4.3 million or 13.7%), and certificates of deposit (up $4.3 million or 6.5%).
    The generation of new deposits enabled the Bank to grow its loan portfolio by $23.4 million or 13.9% since December 31, 2003. That growth was concentrated in real estate loans which increased by $16.8 million or 20.2%. Cash and investments also expanded in the first half of 2004, with federal funds sold balances swelling by $8.6 million or 107.5% and investment securities increasing by $3.5 million or 9.2%.
    In the three months ended June 30, 2004, average interest-earning assets grew to $236.0 million compared to $205.7 million in the 2nd quarter of last year. As a result, total interest income improved by $302,000 or 10.4%, despite a decline in the yield on earning assets to 5.45% from 5.64% in the 2nd quarter of 2003.
    Average interest-bearing liabilities increased to $198.3 million in the 2nd quarter of 2004 from $176.3 million in the same period last year. Total interest expense fell by $22,000 or 2.5%, however, as the cost of interest-bearing liabilities for the quarter dropped to 1.74% from 2.00% in the quarter ended June 30, 2003.
    Second quarter net interest income rose by $324,000 or 16.1% as the net interest margin ticked up to 3.98% from 3.93% in the 2nd quarter of 2003. "Given the interest rate sensitivity of the Company's asset base, recent and potential future increases by the Federal Reserve in its target federal funds rate are expected to further improve the Company's net interest margin," Lerner said.
    To reflect the continuing growth in its loan portfolio, the Bank recorded a $50,000 provision for credit losses in the 2nd quarter, bringing the allowance for credit losses to $1,757,000 or 0.91% of total gross loans compared to 0.97% of total gross loans at December 31, 2003. Nonperforming assets of $24,000 accounted for 0.01% of total gross loans at quarter-end, and the allowance for credit losses provided 74:1 coverage of nonperforming assets.
    For the quarter ended June 30, 2004, noninterest income declined by $4,000 or 0.8% compared to the same period in 2003. Although mortgage banking fees fell by $78,000 or 54.5%, the impact was substantially offset by significant increases in deposit-based transaction fees which were up by $69,000 or 51.9%.
    Noninterest expense rose by $164,000 or 8.6% for the three months ended June 30, 2004 compared to the same period last year. Compensation expense increased by $146,000 or 14.2% as benefit costs and payroll taxes escalated. Data processing expense, another major component of noninterest expense, increased by $19,000 or 9.1% due to product enhancements and higher transaction volume.
    For the six months ended June 30, 2004, total interest income increased by $548,000 or 9.7% compared to the same period in 2003. Total interest expense decreased by $43,000 or 2.5%, resulting in a $591,000 or 14.9% improvement in net interest income before provision. In the first half of 2004, the Bank's provision for credit losses increased by $100,000 over the same period last year. Noninterest income rose by $40,000 or 4.1% and noninterest expense increased by $298,000 or 7.9%. Net income for the six month period improved by $144,000 or 19.8%.

    BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through six community banking offices located in Anne Arundel and Queen Anne's Counties in Maryland. The bank's headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Annapolis Mall.

    Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.


               Annapolis Bancorp, Inc. and Subsidiaries
                     Consolidated Balance Sheets
              as of June 30, 2004 and December 31, 2003
                                ($000)

                                  (Unaudited)          (Audited)
                                   June 30,           December 31,
                                     2004                2003
                              ------------------- --------------------
Assets
 Cash and due                   $          6,254    $           6,033
 Federal funds sold                       16,592                8,014
 Investments                              41,537               37,969
 Loans, net of allowance                 190,396              167,123
 Acc int rec                                 885                  869
 Def inc taxes                               741                  477
 Premises and equip                        6,987                6,936
 Investment in BOLI                        3,447                3,356
 Other assets                                497                  561
                              ------------------- --------------------
  Total Assets                  $        267,336    $         231,338
                              =================== ====================

Liabilities and
Stockholders' Equity
 Deposits
 Noninterest bearing            $         46,840    $          33,385
 Interest bearing                        173,524              157,192
                              ------------------- --------------------
  Total deposits                         220,364              190,577
 Sec under agree
  to repurchase                            9,258                8,745
 Other borrowed funds                     15,000               10,000
 Junior subordinated
  debentures                               5,000                5,000
 Acc int & acc exp                           715                  568
                              ------------------- --------------------
  Total Liabilities                      250,337              214,890

Stockholders' Equity
 Common stock                                 30                   30
 Paid in capital                          12,972               12,898
 Retained Earnings                         4,574                3,704
 Comprehensive income                       (577)                (184)
                              ------------------- --------------------
  Total Equity                            16,999               16,448
  Total Liabilities and       ------------------- --------------------
   Equity                       $        267,336    $         231,338
                              =================== ====================


               Annapolis Bancorp, Inc. and Subsidiaries
                  Consolidated Statements of Income
   for the Three and Six Month Periods Ended June 30, 2004 and 2003
                             (Unaudited)
                (In thousands, except per share data)

                          For the Three Months    For the Six Months
                                 Ended                  Ended
                                June 30,               June 30,
                          --------------------- ----------------------
                            2004       2003       2004        2003
                          ---------- ---------- ---------- -----------

Interest Income
 Loans                     $  2,806   $  2,539   $  5,464   $   5,059
 Investments                    370        288        711         482
 Federal funds sold              20         67         36         122
                          ---------- ---------- ---------- -----------
  Total int inc               3,196      2,894      6,211       5,663

Interest expense
 Deposits                       618        657      1,211       1,312
 Sec sold under
  agree to repurch               34         51         67         100
 Borrowed funds                 151        114        269         226
 Junior debentures               55         58        109          61
                          ---------- ---------- ---------- -----------
  Total int exp                 858        880      1,656       1,699
   Net int inc                2,338      2,014      4,555       3,964

 Provision                       50          -        125          25
                          ---------- ---------- ---------- -----------

 Net int inc after prov       2,288      2,014      4,430       3,939

NonInterest Income
 Service charges                342        268        647         497
 Mortgage banking                65        143        116         249
 Other fee income               112        112        249         226
                          ---------- ---------- ---------- -----------
  Total nonint inc              519        523      1,012         972

NonInterest Expense
 Personnel                    1,174      1,028      2,316       2,092
 Occ and equip                  235        241        472         486
 Data processing exp            228        209        451         412
 Other operating exp            443        438        845         796
                          ---------- ---------- ---------- -----------
  Total Nonint Exp            2,080      1,916      4,084       3,786

Income before taxes             727        621      1,358       1,125
Income tax expense              270        219        488         399
                          --------------------- ---------- -----------
Net income                 $    457   $    402   $    870   $     726
                          ===================== ========== ===========


Basic EPS                  $   0.15   $   0.13   $   0.29   $    0.24
                          ========== ========== ========== ===========
Diluted EPS                $   0.15   $   0.13   $   0.28   $    0.24
                          ========== ========== ========== ===========
Book value per share       $   5.59   $   5.29   $   5.59   $    5.29
                          ========== ========== ========== ===========
Avg fully diluted shares  3,098,799  3,051,361  3,094,828   3,048,052
                          ========== ========== ========== ===========

Return on Avg Assets           0.70%      0.71%      0.70%       0.68%
Return on Avg Equity          10.84%     10.21%     10.33%       9.43%
Net interest margin            3.98%      3.93%      4.02%       4.07%

Allow for credit losses
 to loans                      0.91%      1.04%      0.91%       1.04%
Nonperforming to gross
 loans                         0.01%      0.02%      0.01%       0.02%
Net charge-offs to avg
 loans                         0.00%    (0.01%)      0.00%       0.00%


    CONTACT: Annapolis Bancorp, Inc.
             Richard M. Lerner, 410-224-4455